Exhibit 99.1

News Release	Koppers Holdings Inc.
436 Seventh Avenue Pittsburgh, PA 15219-1800
Tel 412 227 2001
www.koppers.com

FOR IMMEDIATE RELEASE

For Information:	Brian H. McCurrie, Vice President, Chief Financial Officer
412 227 2153
McCurrieBH@koppers.com

Koppers Announces Expiration of Early Tender Time and Results to

Date of Tender Offer For Its 9 7/8 percent Senior Discount Notes due

2014

PITTSBURGH, November 30, 2009 –Koppers Holdings Inc., a Pennsylvania corporation (NYSE:KOP), today announced the early tender results for its previously announced tender offer to purchase all of its issued and outstanding 9 7/8% Senior Discount Notes due 2014.

As of 5:00 p.m., New York City time, November 25, 2009, the previously announced early tender time, according to information provided by the depositary, $189,500,000 principal amount of the Senior Discount Notes, representing 93.3% of the principal amount outstanding, had been validly tendered and not withdrawn. The early settlement date for Senior Discount Notes tendered on or prior to the early tender time is expected to be December 2, 2009.

The tender offer expires at 12:00 midnight, New York City time, on December 10, 2009, unless extended. Holders of Senior Discount Notes that were validly tendered prior to the early tender time and accepted for payment will receive $1,049.38 per $1,000 principal amount of the notes, plus any accrued and unpaid interest up to, but not including, the applicable settlement date. Holders of Senior Discount Notes that are validly tendered after the early tender time but before the expiration time will receive $1,000.00 per $1,000 principal amount of the notes, plus any accrued and unpaid interest up to, but not including, the applicable settlement date.

Pursuant to the indenture relating to the Senior Discount Notes, Koppers Holdings is permitted to redeem any Senior Discount Notes not tendered in the tender offer at any time after November 15, 2009 for 104.938 percent of principal value, declining annually in ratable amounts until the redemption price is equivalent to the principal value. Koppers Holdings presently intends to redeem pursuant to the terms of the indenture governing the Senior Discount Notes any Senior Discount Notes which remain outstanding following consummation of the tender offer at a redemption price equal to $1,049.38 per $1,000 principal amount of Senior Discount Notes. Although Koppers Holdings is not obligated to redeem the Senior Discount Notes, the recent amendment to Koppers Holdings’ and its subsidiaries’ existing credit agreement requires that proceeds sufficient to fund the redemption or repurchase of all of the Senior Discount Notes be deposited in an account with the administrative agent and restricts Koppers Holdings’ ability to use the deposited funds for any purpose other than the repurchase or redemption of the Senior Discount Notes. However, there can be no assurance that any such repurchase or redemption will occur.

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The tender offer is subject to the satisfaction or waiver of certain conditions, including the consummation of a notes offering in which our wholly-owned subsidiary, Koppers Inc., obtains new debt financing yielding net proceeds which, when paid as a dividend to Koppers Holdings in compliance with applicable laws, are in an amount that is sufficient to pay the total consideration to tendering holders, together with all fees and expenses associated with the offering, on terms and conditions satisfactory to Koppers Holdings in its sole discretion. Koppers Holdings may amend, extend or terminate the tender offer in its sole discretion. The complete terms and conditions of the tender offer are set forth in the offer to purchase and the related letter of transmittal that were sent to registered holders of the Senior Discount Notes on November 12, 2009. Holders are urged to read the offer to purchase and the letter of transmittal carefully.

This news release is neither an offer to purchase nor a solicitation of an offer to sell any notes. Persons with questions regarding the tender offer should contact the lead dealer manager – Goldman, Sachs & Co. at (800) 828-3182 (toll free) - or the Information Agent, Global Bondholder Services Corporation, at (866) 470-4300 (toll free).

Any securities which may be offered in the aforementioned debt financing transaction will not be and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Koppers

Koppers, with corporate headquarters and a research center in Pittsburgh, Pennsylvania, is a global integrated producer of carbon compounds and treated wood products. Including its joint ventures, Koppers operates facilities in the United States, United Kingdom, Denmark, Australia, and China. The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol “KOP.” For more information, visit us on the Web: www.koppers.com. Questions concerning investor relations should be directed to Brian H. McCurrie at 412 227 2153 or Michael W. Snyder at 412 227 2131.

Safe Harbor Statement

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about sales levels, restructuring, profitability and anticipated expenses and cash outflows. All forward-looking statements involve risks and uncertainties. All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plans,” “intends,” “likely,” or other similar words or phrases are generally intended to identify forward-looking statements. Any forward-looking statement contained herein, in other press releases, written statements or documents filed with the Securities and Exchange Commission, or in Koppers communications with and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding expectations with respect to sales, earnings, cash flows, operating efficiencies, product introduction or expansion, the benefits of acquisitions and divestitures or other matters as well as financings and repurchases of debt or equity securities, are subject to known and unknown risks, uncertainties and contingencies. Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect such forward-looking statements, include, among other things, general economic and business conditions, demand for Koppers goods and services, competitive conditions, interest rate and foreign currency rate

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fluctuations, availability of key raw materials and unfavorable resolution of claims against us, as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly our latest annual report on Form 10-K and quarterly report on Form 10-Q. Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

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